Exhibit 10.1

BIG LOTS 2017 LONG-TERM INCENTIVE PLAN
PERFORMANCE SHARE UNITS AWARD AGREEMENT

Participant:	_______________________	Performance Share Units [1]:	_______________________

Grant Date:	_______________________	Outside Date:	The third anniversary of the Grant Date

In accordance with the terms of the Big Lots 2017 Long-Term Incentive Plan, as may be amended (“Plan”), this Performance Share Units Award Agreement (“Agreement”) is entered into as of the Grant Date by and between you, the Participant, and Big Lots, Inc., an Ohio corporation (“Company”) in connection with the Company’s grant of these Performance Share Units (“PSUs”) and related Dividend Equivalent Rights (“DERs”) to you. The PSUs and DERs are subject to the terms and conditions of this Agreement and the Plan. Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan. This Agreement describes the PSUs and DERs you have been granted and the conditions that must be met before the PSUs vest and you become entitled to receive and transfer the Shares underlying the PSUs and any cash accrued under the DERs. To ensure that you fully understand the terms and conditions of this Award, you should carefully read the Plan and this Agreement.

Description of the Performance Share Units and Dividend Equivalent Rights

Each PSU represents a right to receive one Share for each PSU that vests, provided you comply with the terms of this Agreement and the Plan. However, you will forfeit any rights to the PSUs and the underlying Shares (i.e., no Shares will be transferred to you) to the extent the PSUs do not vest or you do not comply with the terms of this Agreement and the Plan.

For each PSU granted under this Agreement you have been granted one DER. Each DER represents the right to receive the equivalent of all of the cash dividends that would be payable with respect to the Shares underlying the PSUs to which the DERs relate. Such cash dividends shall accrue without interest and shall vest and be paid in cash when the PSUs vest, or shall be forfeited if the PSUs and underlying Shares are forfeited.

Vesting of the Performance Share Units

Subject to the terms and provisions of this Agreement and the Plan, if you are continuously employed by the Company or an Affiliate from the Grant Date through the applicable event(s) described below, which occur after the Grant Date and during your continuous employment, then your PSUs shall vest (if at all) and the underlying Shares shall be transferred to you as indicated below:

A.
If, on or after the Grant Date but before the earlier of the Outside Date or your Termination of Employment or Service, the Fair Market Value for the Shares on each trading day[2] during any consecutive twenty (20) trading days (“Measured Period Trading Price”) equals or exceeds the Share price performance goal below (each, a “Share Price Performance Goal”), then the corresponding PSUs will be deemed vested at 8:00 a.m. Eastern Time on the first trading day following the applicable twenty (20) trading day period and the associated underlying Shares will be transferred to you subject to the transfer restrictions described below:

Share Price Performance Goals	Number of PSUs Vesting if the Measured Period Trading Price equals or exceeds the corresponding Share Price Performance Goal

1 Denotes the number of Shares underlying this Award of PSUs.
2 As determined by the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, such other national securities exchange or market that then regulates the Shares.

B.
In the event that a Share Price Performance Goal is satisfied before the first anniversary of the Grant Date, except as set forth in Section E. below, the Shares will only vest to the extent that you are continuously employed between the Grant Date and such first anniversary of the Grant Date.

C.
If you die or become Disabled before the Outside Date, all of the Shares issued in connection with PSUs that had vested prior to the date of your death or Disability shall become freely transferable and all unvested PSUs shall be forfeited.

D.
If you Retire before the Outside Date, all of the Shares issued in connection with PSUs that had vested prior to the date of your Retirement shall remain subject to the transfer restrictions described below and all unvested PSUs shall be forfeited. For purposes of this section, Retirement shall be deemed to have occurred upon your Termination of Employment or Service if you have: (1) attained the age of 55 years or older; (2) completed at least five years of employment with or service to the Company or its Affiliates; (3) submitted a written request, in a form satisfactory to the Company, to the Compensation Committee or the Company’s human resources department requesting retirement under the terms of this Agreement; and (4) had such written request approved in writing by a member of the Compensation Committee or an authorized officer of the Company.

E.
If a Change in Control occurs before the Outside Date, then all PSUs subject to this Award Agreement that have not vested prior to the date of the Change in Control shall vest upon the date of such Change in Control and all Shares that had been issued in connection with vested PSUs shall become freely transferable.

F.
If your employment is terminated for any other reason other than C., D., or E, all of the Shares issued in connection with PSUs that had vested prior to the date of your termination shall remain subject to the transfer restrictions described below and all unvested PSUs shall be forfeited.

Transfer Restrictions

No portion of the PSUs that have not vested may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law). Until the Outside Date, except as set forth above, any Shares issued in connection with a vested PSU may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution. Any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition of any PSUs or Shares subject to the transfer restrictions described in this paragraph shall be null and void and of no effect.

Rights in the Performance Share Units

Subject to the Company’s insider trading policies, the transfer restrictions described above, and applicable laws and regulations, after any underlying Shares are delivered to you in respect of vested PSUs, you shall be free to deal with and dispose of such underlying Shares. You have no rights in the Shares underlying unvested PSUs. You shall have none of the rights of a shareholder (including, without limitation, the right to vote or receive dividends) with respect to any Shares underlying these PSUs until such time as you become the record holder of such Shares.

Tax Treatment of the Performance Share Units

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your PSUs.

This brief discussion of the U.S. federal tax rules that affect your PSUs is provided as general information (not as personal tax advice) and is based on the Company’s understanding of U.S. federal income tax laws and regulations in effect as of the Grant Date. Article 22 of the Plan further describes the manner in which withholding may occur.

You are not required to pay income taxes on your PSUs on the Grant Date. However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent your PSUs and related DERs vest. The amount of ordinary income you will recognize is the value of the Shares and the cash value accrued under the DERs when the PSUs and related DERs vested. Also, the Company is required to withhold taxes on this same amount.

Unless you elect otherwise as permitted by this paragraph, you shall be deemed to have elected to have the Company withhold a number of Shares that would satisfy the minimum statutory total tax (but no more than such minimum) that could be imposed on the transaction. You may elect to allow the Company to withhold a higher withholding, provided that such higher amount would not have a negative accounting impact on the Company or to pay the applicable tax withholding and retain your Shares. If you wish to make the withholding election permitted by this paragraph, you must give notice to the Company in the manner then prescribed by the Company. All such elections by you shall be irrevocable, made by you in a manner approved by the Committee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. For purposes of clarity, this withholding shall be permitted even if the Shares remain subject to the transfer restrictions described above as of the applicable vesting date.

Any appreciation of Shares you receive from vested PSUs may be eligible to be taxed at capital gains rates when you sell the Shares. If PSUs do not vest, the unvested PSUs and related DERs will expire and no taxes will be due.

This Award is intended to comply with the applicable requirements of Code Section 409A and shall be administered in accordance with Code Section 409A. Refer to Section 24.13 of the Plan for more information on compliance with Code Section 409A, including the applicability of a six (6) month delay on the settlement of the PSUs for “specified employees,” within the meaning of Code Section 409A.

General Terms and Conditions

Nothing contained in this Agreement obligates the Company or a subsidiary to continue to employ you in any capacity whatsoever or prohibits or restricts the Company or a subsidiary from terminating your employment at any time or for any reason whatsoever; and this Agreement does not in any way affect any employment agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not effect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity.

Acceptance

By accepting these PSUs, you acknowledge receipt of a copy of the Plan, as in effect on the Grant Date, and agree that these PSUs are granted under and are subject to the terms and conditions described in this Agreement and in the Plan. You further agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any issues arising under this Agreement or the Plan. You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s insider trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities.

BIG LOTS, INC.

By: ______________________
Chair, Compensation Committee
Date: ______________________

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